DCAP Group, Inc. 1158 Broadway Hewlett, NY 11557 Phone: (516) 374-7600 Fax: (516) 295-7216 www.dcapgroup.com

News Release

IMMEDIATE

Investor Contact:
Barry B. Goldstein
DCAP Group, Inc.
(516) 374-7600

DCAP ANNOUNCES COMMERCIAL MUTUAL PLAN OF CONVERSION APPROVAL BY NYS INSURANCE DEPARTMENT

Hewlett, New York—April 16, 2009—DCAP Group, Inc. (NASDAQ: DCAP) today announced that the Commercial Mutual Insurance Company (“CMIC”) Plan of Conversion (the “Plan”), providing for a conversion of CMIC from an advance premium cooperative to a stock property and casualty insurance company, was approved by the State of New York Insurance Department on April 15, 2009.  The Plan provides that, upon the effectiveness of the conversion, DCAP will receive a 100% equity interest in CMIC upon conversion of its $3,750,000 principal amount of surplus notes of CMIC.  In addition, DCAP will forgive all accrued and unpaid interest on the surplus notes as of the date of conversion.  The Plan must be approved by a vote of two-thirds of all votes by CMIC’s policyholders at a special meeting yet to be set.  Upon approval, eligible policyholders will share in a distribution of $534,069.

In its opinion and decision, the Insurance Department found that the benefits to CMIC, its policyholders and the public warrants the approval of the Plan.  The name of the new insurance company will be “Kingstone Insurance Company.”  DCAP’s name will change to “Kingstone Companies, Inc.”, as previously approved by its shareholders.

“We are pleased that the Insurance Department has approved the Plan,” said Barry Goldstein.  Mr. Goldstein is Chairman and Chief Executive Office of DCAP and is Chairman and Chief Investment Officer of CMIC.  DCAP has owned the surplus notes of CMIC since January 31, 2006.  At a meeting of the CMIC Board of Directors on March 1, 2007, the application to convert to a stock company was unanimously adopted.  For more than two years, the Insurance Department has considered the application, performed an exhaustive five year examination of CMIC, had an outside appraisal prepared, held a public hearing and did extensive due diligence into DCAP and its principal officers and shareholders.  In the end, the Insurance Department found the Plan to be “fair and equitable, and in the best interests of the policyholders and the public.”

In connection with the conversion application process, DCAP gave a commitment to the Insurance Department that, among other things, Kingstone Insurance will not pay any dividends to DCAP (to be known as Kingstone Companies, Inc.) for a period of two years following the conversion without the approval of the Superintendent of Insurance.

#           #           #
Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in DCAP’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.